OAK INVESTMENT PARTNERS XII, LIMITED PARTNERSHIP
                               One Gorham Island
                          Westport, Connecticut 06880



                                February 2, 2011


Bonds.com Group, Inc.
529 5th Avenue, 8th Floor
New York, New York 10017
Attn: Michael Sanderson,
         Chief Executive Officer

Bonds.com, Inc.
529 5th Avenue, 8th Floor
New York, New York 10017
Attn: Michael Sanderson,
         Chief Executive Officer

Re:       NASD Rule 1017


Dear Mr. Sanderson:

      This letter (the "Letter Agreement") shall confirm our mutual understanding and agreement with respect to: (i) certain regulatory requirements to which Bonds.com, Inc. ("Bonds"), a Delaware corporation that is registered with the Securities and Exchange Commission as a broker-dealer and is a member of the Financial Industry Regulatory Authority ("FINRA"), is subject to pursuant to NASD Rule 1017 in connection with the consummation of the Transactions (as defined below) by Parent and Oak (both as defined below); and (ii) the related undertakings of the Parties as described herein. As used herein, the term "Parties" means, collectively, Bonds, Bonds.com Group, Inc., a Delaware corporation and the parent company of Bonds ("Parent") and Oak Investment Partners XII, Limited Partnership, a Delaware limited partnership ("Oak").

      Capitalized terms not otherwise defined herein shall have the meanings set forth in the Asset Purchase Agreement, dated February 2, 2011 (the "Asset Purchase Agreement"), among Parent, Bonds.com MBS, Inc. and Beacon Capital Strategies, Inc. ("Seller"), and the Unit Purchase Agreement, dated February 2, 2011 (the "Unit Purchase Agreement"), by and among Parent, Oak, and GFINet, Inc. (the transactions contemplated in the Asset Purchase Agreement and the Unit Purchase Agreement are collectively referred to herein as the "Transactions").

      As a result of the Transactions, Oak may become, directly and indirectly, the owner of approximately 27.08% of the equity of Parent. Such ownership will result from the following:




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      (i)  The  Asset  Purchase  Agreement provides for the issuance  of  10,000
      shares  of  Parent's  Series  C   Preferred  Stock  to  Seller,  which  is
      convertible into a maximum of 100,000,000 shares of Common Stock of Parent. Oak, as a shareholder of Seller, may indirectly own approximately 11.78% of Parent as a result of this issuance.

      (ii) The Unit Purchase Agreement provides for the issuance by Parent of 40 Units to Oak, with each Unit consisting of 1,000 shares of Series D Convertible Preferred Stock, and warrants exercisable for 1,428,571.429 shares of Common Stock of Parent. Each share of Series D Convertible Preferred Stock is convertible into 14,285.714 shares of Common Stock as of the Closing Date. Oak may directly own approximately 15.30% of Parent as a result of this issuance.

      We are aware of the existence, and applicability to Bonds, of NASD Rule 1017 ("Application for Approval of Change in Ownership, Control, or Business Operations"). As a result of the Transactions and the above-described issuances to Oak, Bonds will become subject to the application requirement set forth in NASD Rule 1017. Specifically, clause (a)(4) of NASD Rule 1017 provides as follows:

            "A member shall file an application for approval of any of the following changes to its ownership, control or business operations:

            (4) a change in the equity ownership or partnership capital of the member that results in one person or entity directly or indirectly owning or controlling 25 percent or more of the equity or partnership capital {ellipsis}."

      In order to ensure compliance by Bonds with NASD Rule 1017 in connection with the Transactions, Oak, Bonds and Parent hereby agree as follows:

      (i) Prior to the submission by Bonds to FINRA of an application pursuant to NASD Rule 1017(a)(4) (as described below) and the approval of the application, or indication of no-action regarding the application, by FINRA, the Series C Preferred Stock directly or indirectly owned by Oak shall only convert into the number of shares of Common Stock of Parent such that Oak's aggregate direct and indirect ownership of Parent shall not exceed 24.99% of the equity capital of Parent.

      (ii) Notwithstanding the provisions of this Letter Agreement, if there are changes to the equity capital of Parent and/or Bonds:

            (a) such that after the NASD Rule 1017 application is submitted to FINRA by Bonds, such changes result in Oak's aggregate direct and indirect ownership of Parent not exceeding 24.99% of the equity capital of Parent, then Bonds (and Parent shall cause Bonds to) shall request from FINRA that such application be withdrawn, or

            (b) such that at the time the Series C Preferred Stock is converted into shares of Common Stock of Parent, such conversion pursuant to the terms of the Series C Preferred Stock will not result in Oak's aggregate direct and indirect ownership of Parent exceeding 24.99% of the equity capital of Parent, then this Letter Agreement shall have




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

            no effect on such conversion and Oak shall be issued by Parent the number of shares of Common Stock required by the terms of the Series C Preferred Stock.

      (iii) Upon the approval of the NASD Rule 1017 application, or indication of no-action regarding the application, by FINRA, Parent shall issue to Oak all additional shares of Common Stock of Parent to which Oak is entitled pursuant to the Transactions and that were not previously issued to Oak as a result of clause (i) above (such shares, the "Remaining Shares").

      (iv) Bonds will, and Parent shall cause Bonds to, use its best efforts to: (a) timely submit to FINRA an application pursuant to NASD Rule 1017 regarding the acquisition by Oak of an equity interest in Parent equal to or greater than 25 percent (which application shall contain all information and documentation required by NASD Rule 1017 and which is necessary to enable FINRA to review and process the application on an expedited basis); and (ii) timely take such other actions (including, without limitation, subsequent communications with and submissions to FINRA) as may be required in order to provide Oak with all of the Remaining Shares as soon as possible.

      (v) Bonds agrees, and Parent shall cause Bonds, to provide Oak with drafts of any submissions, correspondence or other documentation to be sent to FINRA with respect to the NASD Rule 1017 application at least five (5) business days prior to any such submission; and, further, Bonds will, and Parent shall cause Bonds to, make any changes to such submissions, correspondence or other documentation as may be reasonably requested by Oak or its legal counsel.

      (vi) Bonds agrees, and Parent shall cause Bonds, to provide Oak with copies of any communications or documentation received by FINRA in connection with the NASD Rule 1017 application, promptly after Bonds' receipt thereof.

      (vii) As promptly as possible, but in no event later than one hundred and eighty (180) days following the date hereof, Parent shall use its best efforts to undertake any and all actions necessary to create, authorize, approve and effect a new series of preferred stock pursuant to its blank check preferred authority in its certificate of incorporation, with rights, preferences and privileges substantially identical to those of the Series A Preferred Stock of Parent, par value $0.0001 per share (the "Series A Preferred Stock"), as of the date hereof, and in any event with rights, preferences and privileges no more favorable than those of the Series A Preferred Stock, as of the date hereof (the "New Series of
      Preferred"). The authorized number of shares of the New Series of Preferred shall be sufficient to permit Parent to comply with its obligations under paragraph (viii) below. Such actions of Parent shall include, without limitation, obtaining the approval of all stockholders of Parent required for the creation, authorization, approval and effect of the New Series of Preferred. Notwithstanding the foregoing, if Bonds has received the approval of FINRA or a FINRA no-action indication has been obtained by Bonds prior to the creation of the New Series of Preferred, the obligations under this paragraph (vii) shall terminate. Each holder of Parent's Series D Convertible Preferred Stock, par value $0.0001 per share, and/or Parent's Series D-1 Convertible Preferred Stock, par value $0.0001 per share, is a third party beneficiary of this paragraph (vii) and is entitled to




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

      enforce the provisions herein (collectively, the "Third Party Beneficiaries"), and such third party beneficiary rights may not be amended or modified in any respect without the prior written consent of such Third Party Beneficiaries.

      (viii) If the NASD Rule 1017 Application is denied by FINRA and is no longer appealable by Bonds as the applicant, then in lieu of the Remaining Shares, Parent shall issue to Oak a number of shares of the New Series of Preferred of Parent, that equals the number of Remaining Shares divided by one hundred (100), or as otherwise calculated such that Oak is economically in the same position as if it had been issued the Remaining Shares but without the voting rights of such Remaining Shares.

      (ix) If there is a liquidation, dissolution or winding-up of Parent (including any deemed liquidation, dissolution or winding-up of Parent pursuant to the Series C Preferred Stock Certificate of Designation) prior to Bonds' receipt of the approval of FINRA or a FINRA no-action indication from FINRA, then the liquidation preference rights of Oak's shares of Series C Preferred Stock under the Series C Preferred Stock Certificate of Designation shall be calculated regardless of the terms of this Letter Agreement (i.e., the Pre-Determination Date Liquidation Preference, the Post-Determination Date Liquidation Preference and/or the Change of Control Liquidation Preferred (each as defined in the Series C Preferred Stock Certificate of Designation) shall be calculated as if such FINRA approval or no-action indication had been received).

      Oak hereby agrees to provide Bonds and/or Parent with all reasonably necessary cooperation and documentation required from it with respect to the NASD Rule 1017 application.

      This Letter Agreement is and shall continue to be in full force and effect as of the Closing Date of the Transactions. The execution, delivery and effectiveness of this Letter Agreement shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of the Parties, or any other Person under, or provision of, the Transaction Agreements.

      Section  8(a) of the Unit Purchase Agreement  is  hereby  incorporated  by reference, mutatis mutandis. No party may assign its rights, duties or obligations under this Agreement without the prior written consent of the other party. This Letter Agreement may not be amended and/or terminate, and no provision hereof may be waived, without the prior written consent of all of the Parties (subject to the rights of the Third Party Beneficiaries as provided in paragraph (vii) of this Agreement). The invalidity or unenforceability of any provision of this Letter Agreement shall not affect the validity or enforceability of any other provision of this Letter Agreement, which shall remain in full force and effect. This Letter Agreement may be executed in any number of separate counterparts, each of which shall, collectively and separately, constitute one agreement. Legal delivery of this Letter Agreement may be made by, among other methods, telecopy or by e-mail (PDF format).



                 (Remainder of page intentionally left blank.)






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      BY SIGNING BELOW, THE PARTIES AGREE  TO  BE  BOUND  BY THE TERMS SET FORTH
ABOVE.

ACCEPTED AND AGREED:

                  OAK INVESTMENT PARTNERS XII, LIMITED PARTNERSHIP


                                     By: Oak Associates XII,  LLC,
                                         its General Partner


                                           By: /s/Ann Lamont
                                              Name:  Ann Lamont
                                              Title:    Managing Partner


                                           BONDS.COM GROUP, INC.



                                           By:/s/Jeffrey Chertoff
                                              Name:  Jeffrey Chertoff
                                              Title:    CFO


                                           BONDS.COM, INC.



                                           By:/s/Jeffrey Chertoff
                                              Name:  Jeffrey Chertoff
                                              Title:    CFO








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